EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on or about June 12, 2007 pertaining to the 2006 Stock Incentive Plan of Foundry Networks, Inc. of our reports dated June 12, 2007, with respect to the consolidated financial statements and schedule of Foundry Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Foundry Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Foundry Networks, Inc., filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Jose, California
June 12, 2007